UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2007
Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33609	13-3929237

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

4520 East West Highway, Suite 300		20814
Bethesda, Maryland

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (301) 961-3000

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     Amendment and Restatement of Certificate of Incorporation
     On August 7, 2007, Sucampo Pharmaceuticals, Inc. (the “Company”) filed a restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the closing of the Company’s initial public offering of shares of its class A common stock (the “IPO”). The Company’s board of directors and stockholders previously approved the Restated Certificate to be filed in immediately following, the closing of the IPO.
     The Restated Certificate amends and restates in its entirety the Company’s certificate of incorporation, as amended, to among other things: (1) authorize 270,000,000 shares of class A common stock and 75,000,000 shares of class B common stock; (2) modify the terms of the class B common stock; (3) eliminate all references to the previously existing series of preferred stock; (4) authorize 5,000,000 shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (5) amend the provisions relating to the indemnification of, and limitation on liability of, officers and directors of the Company; (6) provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the chief executive officer; and (7) provide that, following the conversion of all shares of class B common stock into class A common stock, (a) the Company’s stockholders will not be permitted to take action by written consent in lieu of a meeting; (b) directors may be removed from office only for cause and only upon the affirmative vote of the holders of at least 75% of the votes that all of the Company’s stockholders would be entitled to cast in an annual election of directors; and (c) the board of directors will be divided into three classes, each of whose members will serve for staggered three-year terms.
     The foregoing description is qualified in its entirety by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits
3.1	Restated Certificate of Incorporation of the Registrant.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date: August 8, 2007	By:	/s/ Kei Tolliver

Name: Kei Tolliver
Title: Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Registrant.